Exhibit 99.1

FOR IMMEDIATE RELEASE

Cephalon Provides Clinical Update on Lestaurtinib

in Relapsed Acute Myelogenous Leukemia

Frazer, Pa. — June 19, 2009 — Cephalon, Inc. (Nasdaq: CEPH) today announced results from a pivotal clinical trial of lestaurtinib (CEP-701) in patients with relapsed acute myelogenous leukemia (AML) expressing FLT3 activating mutations.  The study was designed to show the benefit of lestaurtinib in this patient population when given in sequence with standard induction chemotherapy compared to those treated with standard induction chemotherapy alone. An analysis of the study showed that patients who were treated with lestaurtinib showed similar rates of complete response but no increased benefit in overall survival, compared to those who received induction chemotherapy alone.

“We are disappointed that this study with lestaurtinib did not demonstrate a benefit for this patient population but we remain committed to oncology clinical research and developing innovative therapies for life-threatening diseases,” said Dr. Lesley Russell, Executive Vice President and Chief Medical Officer at Cephalon.

The results of this study in relapsed AML will be submitted for presentation at a future medical meeting. The outcome of this study has no impact on the company’s previously issued financial guidance for 2009.

“We made a significant financial investment in this pioneering effort to develop lestaurtinib for this molecularly targeted patient population with a poor prognosis and few treatment options,” said Frank Baldino, Jr., Ph.D., Cephalon founder, chairman and CEO.  “Patients with life-threatening diseases need companies like Cephalon to make that investment and take that risk if we are to improve patient outcomes and the overall cost of healthcare.”

Developed by Cephalon scientists, lestaurtinib is a potent inhibitor of several tyrosine kinases including FLT3 and a Janus kinase (JAK2). In leukemic cells, lestaurtinib inhibits FLT3 activity and induces cell death (apoptosis). In myeloproliferative disorders, mutations in JAK2 may play a role in allowing large numbers of abnormal blood cells or platelets to grow and spread in the bone marrow and the rest of the body. Based on its potential to inhibit this activity, lestaurtinib is in ongoing studies for the treatment of myeloproliferative disorders.

SOURCE:  Cephalon, Inc. • 41 Moores Road • Frazer, PA  19355 • (610) 344-0200 • Fax (610) 344-0065

About Cephalon Oncology

Cephalon, a leading biopharmaceutical company, is building a diversified portfolio of oncology products that represents a comprehensive approach to extend and enhance the lives of patients with cancer. Cephalon Oncology is a strategic business unit focused on the development and commercialization of oncology products and resources for patients and healthcare providers. The Cephalon Oncology portfolio includes a number of promising investigational and marketed compounds. The therapeutic portfolio in the United States includes two marketed products: TREANDA® (bendamustine HCl) for Injection, which is approved in the United States for the treatment of chronic lymphocytic leukemia (CLL) and for the treatment of patients with indolent B-cell non-Hodgkin’s lymphoma (NHL) that has progressed during or within six months of treatment with rituximab or a rituximab-containing regimen and TRISENOX® (arsenic trioxide) injection, approved for the treatment of patients with relapsed or refractory acute promyelocytic leukemia.

In Europe, Cephalon markets three additional oncology products in 19 countries.

About Cephalon, Inc.

Founded in 1987, Cephalon, Inc. is an international biopharmaceutical company dedicated to the discovery, development and commercialization of many unique products in four core therapeutic areas: central nervous system, inflammatory diseases, pain and oncology. A member of the Fortune 1000 and the S&P 500 Index, Cephalon currently employs approximately 3,000 people in the United States and Europe. U.S. sites include the company’s headquarters in Frazer, Pennsylvania, and offices, laboratories or manufacturing facilities in West Chester, Pennsylvania, Salt Lake City, Utah, and suburban Minneapolis, Minnesota.

Cephalon has a growing presence in Europe, the Middle East and Africa.  The Cephalon European headquarters and pre-clinical development center are located in Maisons-Alfort, France, just outside of Paris.  Affiliates are located in England, Ireland, France, Germany, Italy, Spain, the Netherlands for the Benelux countries, and Poland for Eastern and Central European countries.  Cephalon Europe markets more than 30 products in four areas: central nervous system, pain, primary care and oncology.

The company’s proprietary products in the United States include: NUVIGIL® (armodafinil) Tablets [C-IV], TREANDA, AMRIX® (cyclobenzaprine hydrochloride extended-release capsules), FENTORA® (fentanyl buccal tablet) [C-II], TRISENOX, GABITRIL® (tiagabine hydrochloride), PROVIGIL® (modafinil) Tablets [C-IV] and ACTIQ® (oral transmucosal fentanyl citrate) [C-II]. The company also markets numerous products internationally. Full prescribing information on its U.S. products is available at http://www.cephalon.com or by calling 1-800-896-5855.

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In addition to historical facts or statements of current condition, this press release may contain forward-looking statements.  Forward-looking statements provide Cephalon’s current expectations or forecasts of future events.  These may include statements regarding anticipated scientific progress on its research programs, characterizations of its development pipeline, development plans for lestaurtinib, development of potential pharmaceutical products, interpretation of clinical results, prospects for regulatory approval, manufacturing development and capabilities, market prospects for its products, sales and earnings guidance, and other statements regarding matters that are not historical facts.  You may identify some of these forward-looking statements by the use of words in the statements such as “anticipate,” “estimate,” “expect,” “project,” “intend,” “plan,” “believe” or other words and terms of similar meaning.  Cephalon’s performance and financial results could differ materially from those reflected in these forward-looking statements due to general financial, economic, regulatory and political conditions affecting the biotechnology and pharmaceutical industries as well as more specific risks and uncertainties facing Cephalon such as those set forth in its reports on Form 8-K, 10-Q and 10-K filed with the U.S. Securities and Exchange Commission.  Given these risks and uncertainties, any or all of these forward-looking statements may prove to be incorrect.  Therefore, you should not rely on any such factors or forward-looking statements.  Furthermore, Cephalon does not intend to update publicly any forward-looking statement, except as required by law.  The Private Securities Litigation Reform Act of 1995 permits this discussion.

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Media:	Investors:
Jenifer Antonacci	Robert (Chip) Merritt
610-563-6018	610-738-6376
jantonacci@cephalon.com	cmerritt@cephalon.com